Exhibit 10.2

SECOND AMENDMENT TO THE

CLOUD PEAK ENERGY RESOURCES LLC DEFERRED COMPENSATION PLAN

WHEREAS, Cloud Peak Energy Resources LLC (the “Company”), a Delaware limited liability company, adopted the Cloud Peak Energy Resources LLC Deferred Compensation Plan (the “Plan”), effective as of March 18, 2011, and adopted the First Amendment to the Plan effective January 1, 2012; and

WHEREAS, the Company has the ability to amend the Plan pursuant to Section 8.1; and

WHEREAS, the Company desires to amend the definition of “Retirement” in the Plan which has the effect of expanding the circumstances under which a Participant will be entitled to an installment form of distribution under the Plan.

NOW, THEREFORE, the Company hereby amends the Plan in the following respects, effective as of January 1, 2014:

1.              Section 1.24 of the Plan is amended by adding the following at the end of said Section:

Effective for Company Contributions and Participant deferrals of Compensation on and after January 1, 2014, “Retirement” means Termination of Service after having attained age 55 and completed at least 10 Years of Service, or at age 65 or older.

2.              Section 5.2 is amended to delete the last sentence, such that Section 5.2 reads in full as follows:

5.2                               Termination Distributions.  Except as provided in Section 5.4, in the event of a Participant’s Termination of Service other than by reason of Retirement, death or Disability, the Distributable Amount credited to the Participant Deferral Accounts shall be paid in a lump sum in cash, an annuity contract or other property on the Payment Date following Termination of Service.

3.              In all other respects, the terms of this Plan are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of the date indicated below.

CLOUD PEAK ENERGY RESOURCES LLC

/s/ Cary W. Martin

Cary W. Martin, SVP — Human Resources

Date:	10/4/13

Prepared by Holland & Hart LLP